Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated March 7, 2022, with respect to the consolidated balance sheets of Bridgewater Bancshares, Inc. and Subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2021 included in the Bridgewater Bancshares, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota
April 27, 2022